UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2010

IMARX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33043	86-0974730
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6860 Lexington Avenue, Suite 120 Los Angeles, CA	90038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 790-1717

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On May 28, 2010, JRT Productions Inc. (“JRT”) a company wholly-owned by Joseph Takats an officer and director of ImaRx Therapeutics, Inc. (the “Company”) and Red Cat Productions (“Red Cat”), a company wholly-owned by Donald Scotti, an officer and director of the Company, each delivered to the Company a conversion notice exercising their right to convert each of their $200,000 Promissory Notes into shares of the Company’s common stock, par value $.0001 per share (the “Shares”).  Pursuant to the terms of the Promissory Notes the conversion price was $0.00783 per share, calculated as the average of the three trading prices for the Shares on the three trading days preceding the date of delivery of the conversion notice.   As a result, the Company will issue 25,542,784 shares of its common stock to JRT and 25,542,784 shares of its common stock to Red Cat following an amendment to the Company's certificate of incorporation resulting in an increase in the authorized number of shares of common stock of the Company.  The amendment is expected to be approved by the Company's stockholders in July 2010.  The Promissory Notes were issued by the Company to JRT and Red Cat in connection with the acquisition of Sycamore Films, Inc. by the Company that closed on May 14, 2010.  The Company expects to rely on the exemptions from registration provided for under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D when issuing the Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2010	IMARX THERAPEUTICS, INC.

	By:	/s/ Edward Sylvan

Edward Sylvan
Chief Executive Officer